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                                                               Page 1 of 7 Pages



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
             -------------------------------------------------------

                                  SCHEDULE 13G

                                 (RULE 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)


                              (AMENDMENT NO. 1)(1)


                               homestore.com, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    437852106
--------------------------------------------------------------------------------
                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       / /    Rule 13d-1(b)

       / /    Rule 13d-1(c)

       /X/    Rule 13d-1(d)

----------------------------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. 437852106                  13G                       Page 2 of 7 Pages
--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           KLEINER PERKINS CAUFIELD & BYERS VIII, L.P., A CALIFORNIA LIMITED PARTNERSHIP ("KPCB VIII") 77-0431351

--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) / /  (b) /X/
--------------------------------------------------------------------------------
   3    SEC USE ONLY
--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

           CALIFORNIA LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
                      5    SOLE VOTING POWER                                 0

     NUMBER OF        ----------------------------------------------------------
      SHARES          6    SHARED VOTING POWER                       7,315,497
   BENEFICIALLY
     OWNED BY         ----------------------------------------------------------
       EACH           7    SOLE DISPOSITIVE POWER                            0
    REPORTING
   PERSON WITH        ----------------------------------------------------------
                      8    SHARED DISPOSITIVE POWER                  7,315,497

--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                             7,315,497
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                           / /
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                   8.8%

--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*                                           PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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CUSIP NO. 437852106                  13G                       Page 3 of 7 Pages
--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           KPCB VIII ASSOCIATES, L.P., A CALIFORNIA LIMITED PARTNERSHIP
           ("KPCB VIII ASSOCIATES") 94-3240818
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   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) / /  (b) /X/
--------------------------------------------------------------------------------
   3    SEC USE ONLY
--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

           CALIFORNIA LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
                      5    SOLE VOTING POWER                                 0
     NUMBER OF        ----------------------------------------------------------
      SHARES          6    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY              7,739,340 shares of which 7,315,497 shares are
       EACH                directly held by KPCB VIII and 423,843 shares
    REPORTING              are directly held by KPCB VIII
   PERSON WITH             Founders Fund, L.P., a California limited
                           partnership ("KPCB VIII FF"). KPCB VIII
                           Associates is the general partner of KPCB
                           VIII and KPCB VIII FF.
                      ----------------------------------------------------------
                      7    SOLE DISPOSITIVE POWER                             0
                      ----------------------------------------------------------
                      8    SHARED DISPOSITIVE POWER

                           7,739,340 shares of which 7,315,497 shares are directly held by KPCB VIII and 423,843 shares are directly held by KPCB VIII FF.
                           KPCB VIII Associates is the general
                           partner of KPCB VIII and KPCB VIII FF.
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                             7,739,340
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES                                            / /
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                   9.3%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*                                           PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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CUSIP NO. 437852106                  13G                       Page 4 of 7 Pages
--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           L. JOHN DOERR
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) / /  (b) /X/
--------------------------------------------------------------------------------
   3    SEC USE ONLY
--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

           UNITED STATES
--------------------------------------------------------------------------------
                      5    SOLE VOTING POWER
                           113,013 shares of which 17,083 shares are held
                           through vested options (exercisable within 60 days)
     NUMBER OF             and 6,631 shares are held by a trust of which
      SHARES               Mr. Doerr is the trustee.  Mr. Doerr disclaims
   BENEFICIALLY            beneficial ownership of the shares held by the trust.
     OWNED BY         ----------------------------------------------------------
       EACH           6    SHARED VOTING POWER
    REPORTING
   PERSON WITH             7,740,955 shares of which 7,315,497 shares are
                           directly held by KPCB VIII, 423,843 shares are
                           directly held by KPCB VIII FF, and 1,615 shares are
                           directly held by KPCB Information Sciences Zaibatsu
                           Fund II, L.P., a California limited partnership
                           ("KPCB ZF II"). Mr. Doerr is a general partner of
                           KPCB VIII Associates and KPCB VII Associates, L.P.,
                           a California limited partnership ("KPCB VII
                           Associates"), the general partner of KPCB ZF II. Mr.
                           Doerr disclaims beneficial ownership of the shares
                           held directly by KPCB VIII, KPCB VIII FF and KPCB
                           ZF II.
                      ----------------------------------------------------------
                      7    SOLE DISPOSITIVE POWER

                           113,013 shares of which 17,083 shares are held
                           through vested options (exercisable within 60 days)
                           and 6,631 shares are held by a trust of which
                           Mr. Doerr is the trustee. Mr. Doerr disclaims
                           beneficial ownership of the shares held by the trust.
                      ----------------------------------------------------------
                      8    SHARED DISPOSITIVE POWER

                           7,740,955 shares of which 7,315,497 shares are directly held by KPCB VIII, 423,843 shares are directly held by KPCB VIII FF, and 1,615 shares are directly held by KPCB ZF II. Mr. Doerr is a general partner of KPCB VIII Associates and KPCB VII Associates. Mr. Doerr disclaims beneficial ownership of the shares held directly by KPCB VIII, KPCB VIII FF and KPCB ZF II.
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                             7,853,968
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                           / /
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                   9.5%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*                                           IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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                                                               Page 5 of 7 Pages


     ITEM 1(a)       NAME OF ISSUER:

                     homestore.com, Inc.

     ITEM 1(b)       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                     30700 Russell Ranch Road
                     Westlake Village, CA 91362

   ITEM 2(a)-(c)     NAME OF PERSON FILING:

                     This statement is being filed by KPCB VIII Associates whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. Mr. Doerr, a general partner of KPCB VIII Associates and KPCB VII Associates, whose principal business address is c/o Kleiner Perkins Caufield & Byers, 2750 Sand Hill Road, Menlo Park, CA 94025, is a United States citizen. KPCB VIII Associates is general partner to KPCB VIII and KPCB VIII FF. KPCB VII Associates is general partner to KPCB ZF II.

     ITEM 2(d)       TITLE OF CLASS OF SECURITIES:

                     Common Stock

     ITEM 2(e)       CUSIP NUMBER:

                     437852106

      ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                     Not Applicable

      ITEM 4.        OWNERSHIP.

                     See Items 5-11 of cover sheets hereto.

      ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                     Not Applicable

      ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                     ANOTHER PERSON.

                     Under certain circumstances set forth in the limited partnership agreements of KPCB VIII, KPCB VIII FF and KPCB ZF II, the general and limited partners of such entities, may have the right to receive dividends on, or the proceeds from the sale of the Shares of homestore.com, Inc. held by such entity. No such partner's rights relate to more than five percent of the class.

      ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                     Not Applicable

      ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                     Not Applicable

      ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

                     Not Applicable

     ITEM 10.        CERTIFICATION.

                     Not Applicable



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                                                               Page 6 of 7 Pages



                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:      February 13, 2001

L. JOHN DOERR                              KPCB VIII ASSOCIATES, L.P., A
                                           CALIFORNIA LIMITED PARTNERSHIP

Signature:  /s/  Michael S. Curry          Signature:  /s/  Brook H. Byers
            -----------------------                    -------------------------
            Michael S. Curry                           Brook H. Byers
            Attorney-in-Fact                           A General Partner

                                           KLEINER PERKINS CAUFIELD & BYERS
                                           VIII, L.P., A CALIFORNIA LIMITED
                                           PARTNERSHIP

                                           By:  KPCB VIII Associates, L.P., a
                                           California Limited Partnership, its
                                           General Partner



                                           Signature:  /s/  Brook H. Byers
                                                       -------------------------
                                                       Brook H. Byers
                                                       A General Partner


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                                                               Page 7 of 7 Pages



                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 13, 2001, containing the information required by Schedule 13G, for the Shares of homestore.com, Inc., held by Kleiner Perkins Caufield & Byers VIII, L.P., a California limited partnership, and with respect to the general partners, such other holdings as may be reported therein.



Date:      February 13, 2001

L. JOHN DOERR                              KPCB VIII ASSOCIATES, L.P., A
                                           CALIFORNIA LIMITED PARTNERSHIP

Signature:  /s/  Michael S. Curry          Signature:  /s/  Brook H. Byers
            -----------------------                    -------------------------
            Michael S. Curry                           Brook H. Byers
            Attorney-in-Fact                           A General Partner

                                           KLEINER PERKINS CAUFIELD & BYERS
                                           VIII, L.P., A CALIFORNIA LIMITED
                                           PARTNERSHIP

                                           By:  KPCB VIII Associates, L.P., a
                                           California Limited Partnership, its
                                           General Partner



                                           Signature:  /s/  Brook H. Byers
                                                       -------------------------
                                                       Brook H. Byers
                                                       A General Partner